    THIS DOCUMENT IS A COPY OF THE SAME DOCUMENT FILED ON NOVEMBER 27, 1996
             PURSUANT TO RULE A 201 TEMPORARY HARDSHIP EXEMPTION.


            AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED
                AND OUTSTANDING SHARE CAPITAL OF DAF TRUCKS N.V.


                                 by and between


                               PACCAR HOLDING B.V.


                                       and


                               THE SHAREHOLDERS OF
                                 DAF TRUCKS N.V.


                                       and


                                 DAF TRUCKS N.V.


                                       and


                                   PACCAR INC

            AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED
                AND OUTSTANDING SHARE CAPITAL OF DAF TRUCKS N.V.


This agreement, hereinafter referred to as: the "AGREEMENT", is made this 15th day of November 1996;

by and between

1.   PACCAR Holding B.V.,
     having its registered office at Eindhoven, herein represented by Mr G.G. Morie hereinafter referred to as: "PACCAR";

and

2. The parties listed in SCHEDULE A hereto hereinafter collectively referred to as: "SELLERS", and each individually referred to as: "SELLER";

and

3.   DAF Trucks N.V.,
     having its registered office at Eindhoven, the Netherlands, herein represented by Mr H.J. de Loos, hereinafter referred to as: the "COMPANY";

and

4. PACCAR Inc, having its registered office at Bellevue, Washington, the United States, herein represented by Mr M.A. Tembreull, hereinafter referred to as: "PACCAR INC".

WHEREAS:

(A) Sellers are the legal and beneficial owners of the entire issued and outstanding share capital of the Company, a company with limited liability incorporated under the laws of the Netherlands and whose issued and outstanding share capital is divided into 284.237 ordinary shares A, with a nominal value of NLG 1000,-- each and 90.000 ordinary shares B, with a nominal value of NLG 1.000,-- each, which shares represent, inter alia, the right to receive dividends over 1996 (hereinafter collectively referred to as: the "SHARES").

(B) As of the date hereof, the Company is the direct or indirect legal and beneficial owner of the entire issued and outstanding share capital of:

     (a)  DAF Trucks Vlaanderen N.V. (Belgium)
     (b)  Arboscan B.V. (the Netherlands)
     (c)  DAF Investment II B.V. (the Netherlands)
     (d)  Cabtec B.V. (the Netherlands)
     (e)  DAF Trucks CZ s.r.o. (Czech Republic)
     (f)  DAF Trucks Praha s.r.o. (Czech Republic)
     (g) DAF Trucks France S.a.r.l. and its subsidiary Chalon Vehicules Industrielles S.a.r.l. (France)
     (h)  DAF Trucks Deutschland GmbH   (Germany)
     (i)  DAF Veicoli Industriali S.p.A. (Italy)
     (j)  DAF Trucks Polska Sp. 2.0.0 (Poland)
     (k)  DAF Trucks Schweiz A.G. (Switzerland)
     (l)  Leyland DAF Trucks Ltd. (United Kingdom)

     As of the date hereof, the Company is the direct or indirect legal and beneficial owner of more than half of the issued and outstanding share capital of:

     (m)  DAF Vehiculos Industriales S.A. (75%) (Spain)
     (n)  Hungarotruck Kft (80%) (Hungary)
     the companies referred to under (a) through (n) above hereinafter collectively referred to as: the "SUBSIDIARIES".

     As of the date hereof, the Company has a direct or indirect interest in:

     (o) DAF Financial Services Beheer B.V. (49%)
          (the Netherlands)
     (p)  DAF Bus International B.V (19%) (the Netherlands)
     (q)  S.I.D.A.N. S.A. (35%) (France)
     (r)  Paris Est Service VI (20%) (France)
     (s)  SCI Sarron (1%) (France)
     (t)  Commercial Vehicle Contracts Ltd.(25%) (U.K.),

     such interests referred to under (o) through (t) hereinafter collectively referred to as: the "PARTICIPATIONS".

(C) Sellers wish to sell and, in reliance upon, INTER ALIA, the warranties in this Agreement, PACCAR wishes to purchase the Shares on the terms and conditions set out in this Agreement.

(D) PACCAR, Sellers, the Company and the Subsidiaries have (to the extent applicable) fully complied with the provisions of the Works' Council Act ("WET OP DE ONDERNEMINGSRADEN"), SER Merger Code ("SER FUSIEGEDRAGSREGELS") and similar applicable requirements under Belgian law and have completed all procedures required thereunder.

IT IS HEREBY AGREED AS FOLLOWS:


ARTICLE 1: SALE, PURCHASE, PURCHASE PRICE, PURCHASE PRICE ADJUSTMENT


1.1 Each Seller hereby sells the Shares held by such Seller as set out in SCHEDULE A to PACCAR and PACCAR hereby purchases the Shares from Sellers.

1.2 The purchase price for the Shares shall be NLG 900,000,000 (in words: Nine Hundred Million Dutch Guilders), (hereinafter: the "PURCHASE PRICE").

1.3 Each Seller hereby warrants that it is the sole legal and beneficial owner of the Shares set out in SCHEDULE A behind its name and that it has full power, right and authority to transfer such Shares to PACCAR, together with all rights attaching to them, and that such Shares are free from any and all liens, charges, claims, third party rights, restrictions and encumbrances of any kind, including without limitations, usufruct and pledges and that no depositary receipts have been issued in connection with such Shares.

ARTICLE 2: CLOSING MATTERS

2.1 Completion of the sale, purchase and transfer of the Shares (hereinafter: the "CLOSING") will take place at the Amsterdam offices of Loeff Claeys Verbeke, on the date hereof.

2.2 The transfer of the Shares shall be carried out by means of a notarial deed, in accordance with the form attached hereto as SCHEDULE B, to be executed by G.W.Chr. Visser, or any other civil law notary of Loeff Claeys Verbeke, the firm of the external legal advisors of PACCAR. Sellers hereby acknowledge that they are aware of the provisions of Articles 9 and 10 of the "Guidelines concerning associations between civil law notaries ("NOTARISSEN") and barristers/solicitors ("ADVOCATEN")" as established by the Board of the Royal Fraternity of Civil Law Notaries ("KONINKLIJKE NOTARIELE BROEDERSCHAP"). The Sellers hereby explicitly agree that Loeff Claeys Verbeke shall advise and act on behalf of PACCAR with respect to this Agreement, any agreements resulting from this Agreement and/or any disputes resulting therefrom. The costs of executing the notarial deed will be born by PACCAR.

2.3 The Purchase Price, reduced by the Escrow Hold-back Fund, as defined in the escrow agreement attached as SCHEDULE C, (the "Escrow Agreement") shall be paid by PACCAR to the Sellers on the date hereof by telephonic transfer to the bank account as indicated in SCHEDULE D to this Agreement.

     Receipt of the Purchase Price reduced by the Escrow Hold-back Fund, as defined in the Escrow Agreement (the "Escrow Hold-Back Fund") by the Sellers in the above-mentioned bank account and the establishment of the Escrow Hold-back Fund by PACCAR on the date hereof shall constitute full and final discharge for payment of the Purchase Price.

ARTICLE 3: FURTHER DEALINGS IN CONNECTION WITH CLOSING

3.1  The following documents will be delivered at Closing:


     (a) the shareholders' register of the Company in which the transfer of Shares will have been registered;

     (b) an Escrow Agreement executed by Sellers, the Escrow Agent and PACCAR in the form of SCHEDULE C hereto;

     (c) an executed copy of an agreement between the Company and N.V. Truck Financiering evidencing the purchase of the 25 percent holding in DAF Vlaanderen;

     (d) a copy of the shareholders' register of DAF Trucks Vlaanderen N.V. (hereinafter: "DAF VLAANDEREN") evidencing a 100 percent share holding of the Company in DAF Vlaanderen;

     (e) evidence of the termination of shareholders agreement between the Company and N.V. Truck Financiering, with respect to DAF Vlaanderen, (hereinafter: the "VLAANDEREN SHAREHOLDERS AGREEMENT");

     (f) evidence of the resignation of each of the current members of the Supervisory Board of the Company as per the date hereof;

     (g) evidence of approval by the German anti-trust authorities of the acquisition and evidence of a notification made with the Italian anti-trust authorities regarding the acquisition.

3.2 Each party hereto will at the request of the other party execute all documents and do all other acts and things as may reasonably be deemed necessary to give full effect to this Agreement and to the transfer of the Shares.

ARTICLE 4: WARRANTIES

4.1 Sellers jointly and severally represent and warrant to PACCAR on the date hereof that each and every statement set out under SECTION 3 (Warranties) of SCHEDULE E is true, complete, accurate and not misleading (the Warranties hereinafter to be referred to, collectively as: the "WARRANTIES").

4.2 Subject to the provisions of article 4.4 any investigation carried out by PACCAR and any information provided by Sellers or the Company to PACCAR shall not discharge Sellers in any way from their obligations with respect to the Warranties. The provisions of this article are based on a deliberate division of risk between PACCAR on the one side and Sellers on the other side.

4.3 Sellers acknowledge that PACCAR is relying on the Warranties in connection with the purchase of the Shares and that the accuracy of the Warranties in all respects is essential for PACCAR's decision to enter into the Agreement.

4.4 The Warranties are only restricted by matters correctly, fully and specifically disclosed in this Agreement and/or ANNEX I to SCHEDULE E and/or other schedules or annexes to this Agreement.

     If the revisions of the environmental licenses (as referred to in the letter of the Province of Noord-Brabant of June 13, 1995) or the revision of the license under the Surface Water Pollution Act or the compliance issues in relation to such act, described in the letter of Waterschap De Dommel of June 12, 1995, requires the Company to incur costs not provided for in the Annual Accounts or the Financial Statements and - in case of the aforementioned revisions - such revisions are necessary to continue the present operations of the Company, such costs can be charged against the Escrow Hold-back Fund in accordance with the Escrow Agreement.

     The information contained in ANNEX I to SCHEDULE E with respect to Warranty 3(a) and Warranty 3(c) does not restrict Warranty 3(b) which shall remain unrestricted and be construed in accordance with its terms.

4.5 In relation to the business policies to be pursued after Closing, PACCAR Inc undertakes with the Company its intentions expressed in SCHEDULE F.


ARTICLE 5: BREACH OF WARRANTIES, NON-FULFILMENT

5.1 In the event of breach of any of the Warranties by the Sellers or any obligation(s) of the Sellers under this Agreement other than the Warranties (together hereinafter: a "BREACH"), the Sellers shall indemnify PACCAR and hold PACCAR harmless from and against any and all damages and/or liabilities resulting from such Breach, provided that - with the exception of the warranty contained in article 1.3 - the maximum liability of Sellers is limited to the amount of the Escrow Hold-back Fund and that PACCAR - with the exception of the warranty contained in article 1.3 - shall exclusively be entitled to recover any and all damages and/or liabilities resulting from such Breach from the Escrow Hold-back Fund, without any recourse against any of the Sellers and/or by way of set off. In case of a non-fulfilment of the obligations of the Sellers under article 1.3 of this Agreement, PACCAR may require specific performance thereof. For clarity's sake, in the event of a breach of the warranty contained in article 1.3, PACCAR will have no recourse against the Escrow Hold-back Fund.

5.2 The liability of the Sellers for damages in connection with a Breach shall be fixed at the amount required to put PACCAR - or, at PACCAR's sole option, the Company or any of the Subsidiaries - in the position in which they (it) would have been if the relevant Breach had not occurred.

5.3 For the avoidance of doubt, it is hereby expressly agreed that the liability of the Sellers shall include liability for all costs reasonably incurred by PACCAR relating to the prevention or limitation of any loss or damage resulting from or arising as a result of any Breach and in particular but without limitation shall include all reasonable legal and other similar costs incurred in instructing and using professional advisors. When determining the damages as a result of any Breach, the gross amount of such damages shall be reduced by any tax savings realised by, or increased by any tax liabilities arising out of the payment of such damages for, the Company or the Subsidiaries or PACCAR.

5.4 The liability of the Sellers in respect of the Warranties and in respect of any obligations pursuant to this Agreement, except for liability in respect of the warranty set forth in article 1.3 shall terminate on the first anniversary of the Closing Date in respect of all Warranties, except in respect of any claim made by PACCAR of which notice in writing is given to the Sellers in compliance with the provisions of the Escrow Agreement before the first anniversary of the Closing Date. For the avoidance of doubt, the liability of any of the Sellers with respect to article 1.3 shall only be limited by the statute of limitations.

5.5 PACCAR shall promptly give notice to the Sellers of any claim in accordance with the procedure set out in the Escrow Agreement. The obligation of the Sellers to indemnify shall also be governed by the provisions set out in the Escrow Agreement.

5.6 If and insofar a matter giving rise to a Breach has specifically been provided for in the Financial Statements (as defined in SCHEDULE E) of the Company, the damage resulting from any such Breach shall not be charged against the Escrow Hold-back Fund except to the extent that the provision in the Financial Statements is less than the amount of the damages as a result of such Breach.

5.7 If the Breach is the result of or is related to a liability vis-a-vis a third party or a dispute with a third party, including the tax authorities and the authorities charged with the enforcement of social security legislation, PACCAR shall ensure that

     (a) the Company or the Subsidiary, which it concerns, will at the joint request and instruction of PACCAR and the Sellers' Agent (as referred to in SCHEDULE C, hereinafter: the "SELLERS AGENT") do everything necessary to defend itself at the cost of the Sellers with respect to such third party claim; and

     (b) the Company or the Subsidiary, as the case may be, will at the cost of the Sellers engage advisors to be appointed by PACCAR and the Sellers' Agent jointly.

     Reimbursement of costs incurred by the Company or the Subsidiaries which are for Sellers' account on the basis of the provision of this article, will be paid out of the Escrow Hold-back Fund exclusively.

5.8 Without prejudice to the other limitations of Sellers' liability pursuant to this Article, the Sellers cannot be liable for any Breach if, and to the extent that,

     (a) the damage caused by a Breach has already been indemnified under any insurance of the Company or any Subsidiary; or

     (b) the Breach would not have occurred without a change in the law, applicable regulations or case law which has occurred after the Closing; or

     (c) the Breach is caused by a change after the Closing in the method or basis of consolidation or for the valuation of assets and liabilities and/or the determination of results as applied previously until the Closing; provided that such previous methods or basis comply with Dutch General Accounting Principles or those of the relevant other jurisdictions; or

     (d) PACCAR or the Company or any Subsidiary, as the case may be, has already been fully indemnified by a third party, including insurers.

5.9 If PACCAR, the Company or any Subsidiary receives after having been indemnified by Sellers for any damages suffered as a result of a Breach, any compensation from a third party which is meant to cover the same damage, PACCAR or, as the case may be, the Company, will pay back the amount received from Sellers to the extent that this amount does not exceed the amount of the payment received from that third party.

5.10 In order to enable the Sellers and their advisors to investigate an (alleged) Breach as well as the consequences resulting therefrom PACCAR and the Company shall ensure that the Sellers' Agent as soon as possible will receive copies of all relevant documents and other relevant information and will receive all reasonably required assistance from management, personnel and advisors of the Company and the Subsidiaries.

5.11 PACCAR and the Company shall ensure that the Company and the Subsidiaries shall preserve all relevant documents and other information concerning a Breach or a potential Breach until all pending Claims (as defined in the Escrow Agreement) have been decided.

ARTICLE 6: MISCELLANEOUS

6.1 This Agreement represents the entire understanding and agreement between PACCAR, the Sellers and the Company with respect to the purchase and sale of the Shares and supersedes all previous agreements, both in writing and oral, including correspondence.

6.2 Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

6.3 Any notice or other communication in connection with this Agreement shall be in writing and be mailed to the following addresses or to such other addresses in the Netherlands as the parties shall have given notice of pursuant to this Article:

     PACCAR:
     PACCAR Holding B.V.
     c/o PACCAR Inc.
     attn. Mr. G. Glen Morie
     P.O. Box 1518
     Bellevue, Washington 98009
     Tel. :    (1) 206 455 7499
     Fax  :    (1) 206 455 7421

     SELLERS
     Stichting Sellers Agent DAF Trucks N.V.
     attn. Mr. A.W. Kist
     P.O. Box 11756
     2502 AT Den Haag
     Tel. :    (31) 70 348 8700
     Fax  :    (31) 70 347 7494

     COMPANY
     DAF Trucks N.V.
     attn. Mr. H.J. de Loos
     Company secretary
     P.O. Box 90065
     5600 PT Eindhoven
     Tel. :    (31) 40 214 2118
     Fax  :    (31) 40 214 4336

6.4 Each party will bear its own costs and expenses in relation to the entry into, execution and performance of this Agreement, including all negotiations, preparations and investigations.

6.5 In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

6.6 Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Dutch Guilders.

6.7 Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or unenforceability of any other provision hereof.

6.8 Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.9 This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

6.10 All disputes between the parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement including all disputed claims for breach by either party or any representation, warranty, undertaking or covenant on its part under this Agreement, shall be finally settled in accordance with the Rules of the Netherlands Arbitration Institute (NEDERLANDS ARBITRAGE INSTITUUT) in Rotterdam. The arbitrators shall decide according to the rules of law. The place of arbitration shall be Rotterdam and the arbitral procedure shall be conducted in the English language.

6.11 Parties hereby irrevocably waive their rights to invoke the dissolution ("ontbinding") under article 265 of Book 6 of the Dutch Civil Code or the annulment ("vernietiging") of this Agreement.

6.12 PACCAR Inc will ensure that PACCAR has sufficient funds to pay the Purchase Price.

6.13 This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.


IN WITNESS WHEREOF this Agreement has been executed by the parties hereto in triplicate on the date set out on page one.



____________________________
PACCAR Holding B.V.
by:
its:


____________________________
De Staat der Nederlanden
by:
its:

____________________________
N.V. Truck Financiering
by:
its:





____________________________
Nationale Nederlanden Levensverzekering Mij. N.V.
by:
its:


____________________________
Nationale Nederlanden Schadeverzekering Mij. N.V.
by:
its:



____________________________
RVS Levensverzekering N.V.
by:
its:


____________________________
RVS Beleggingen N.V.
by:
its:


____________________________
Aegon Custody B.V.
by:
its:

____________________________
Lorry Finance B.V.
by:
its:





____________________________
ABN AMRO Effecten Compagnie B.V.
by:
its:


____________________________
Beleggingsmaatschappij Hegekind B.V.
by:
its:


____________________________
Stichting OFASEC
by:
its:


____________________________
Barclays Bank Plc
by:
its:


____________________________
National Westminster Bank Plc
by:
its:

____________________________
Banque de Suez Nederland N.V.
by:
its:






____________________________
Lloyds Bank Plc.
by:
its:


____________________________
PARNIB Belgie  N.V.
by:
its:


____________________________
Generale Bank N.V.
by:
its:


____________________________
Generale Bank Nederland N.V.
by:
its:


____________________________
VDL Participatie B.V.
by:
its:

____________________________
Charles Feijts Beheer B.V.
by:
its:






____________________________
Mavlegro Beleggingen B.V.
by:
its:


____________________________
Ingras B.V.
by:
its:


____________________________
Evicar Commercio de Camioes Lda
by:
its:


____________________________
DAF Trucks N.V.
by:
its:



Agreed and accepted with regard
to articles 4.5 and 6.12 only

____________________________
PACCAR Inc
by:
its: